EXHIBIT 11.1


STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

--------------------------------------------------------------------------------

                                                                1999                  1998                   1997
                                                                ----                  ----                   ----
Shares outstanding at beginning of year                       9,640,268             9,670,268               9,695,768

Repurchase and retirement of common stock                       (44,800)              (30,000)                (25,500)

Shares outstanding at end of year                             9,595,468             9,640,268               9,670,268
                                                         ---------------        --------------        ----------------

Weighed average common shares outstanding                     9,616,313             9,660,152               9,683,341
                                                         ===============        ==============        ================

Net earnings                                                     $3,388                $6,848                  $7,570
                                                         ===============        ==============        ================

Earnings per common share                                         $0.35                 $0.71                   $0.78
                                                         ===============        ==============        ================




The Company has no potentially dilutive common shares.



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